The Dude Is Legit!

There's a new baseball movie on deck. Want to own a piece of it?


THE Dude IS LEGIT
A New Baseball Movie is On Deck ... Want to Own a Piece of it?
© 2023 LegitDude21, LLC

Invest

DEADLINE: September 29, 2023

in 3 months

UNIT PRICE
$1.25

TOTAL RAISED
$0

VALUATION
$6,875,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

PROBLEM

It's been a long time – too long! Baseball fans have waited nearly a decade for a quality, well-marketed baseball movie. Meanwhile, Hollywood funding for feature films has fixated on high-budget, formulaic, action-adventure stories based on comic books. They've ignored many modest budget projects in other genres, leaving theaters with less films to show and moviegoers with few choices for heartwarming dramas and comedies.

And it's left millions of baseball fans without a movie that feeds their passion and speaks to their souls for far too long.

SOLUTION

Create a baseball "dramedy" with a unique, award-winning script based on true events. With story and audience aligned, we're inviting fans to become owners, each making a modest investment in this revolutionary approach to movie funding. This is in stark contrast to a few insulated Hollywood executives funding a formulaic movie in search of an audience.

We're inviting fans to **invest** in the project. We don't want **benefactors**, we want **owners**!

We believe ***The Dude is Legit!*** is ***The Rookie*** meets ***Heaven Can Wait***

Movie logline: ***Thanks to help from the Baseball Gods, a 50-year-old pitcher makes his professional debut three decades after a devastating shoulder injury crushes his dream and creates a dysfunctional relationship with the game.***

VALUE PROPOSITION

The Dude Is Legit! has at least five compelling aspects that make it a unique and timely project:

1. *An Award-winning script. The Dude Is Legit!* is more than just a good baseball story, as the script has won "best of" for dramas in three recent film festivals.

2. Based on true events. Audiences long for heartwarming underdog stories, especially those based on true events. ***The Dude Is Legit!*** is based on the true story of a 51-year-old fulfilling a childhood dream of playing professional baseball. It'll make you think twice about using age as an excuse.

Baseball Gods

You Hang 'em, We Bang 'em

3. The Baseball Gods captivate imagination. The Baseball Gods add an intriguing angle to the story, urging us to question coincidences in our own lives. For as long as players have lamented their bad luck, they've believed the Baseball Gods determine their fate. Their job is simple: ***They make sure everybody gets what's comin' to 'em.***

4. Finally, a Baseball movie. It's time! We've waited nine years since the most recent box office successes "Million Dollar Arm" (2014), "42" (2013) and "Moneyball" (2011). Baseball fans LOVE their baseball movies!

5. Fan Owned. Baseball fans have a chance to OWN a piece of ***The Dude Is Legit!***. Through this "Equity Crowdfunding" opportunity, baseball fans can own equity in the production company.


EXECUTIVE SUMMARY
Producing a "Fan Owned" Baseball Movie
A winner is somebody who goes out there every day and exhausts himself trying to get something accomplished.
JOE TORRE
• Creating a baseball "dramedy" based on true events
• Leveraging baseball fans in a novel way: EQUITY OWNERSHIP!
HANDOUT = GoFundMe (Donations)
HANDSHAKE = Join the team bringing the project to life (Equity Investment)
Imagine dinner party conversations if you OWNED a piece of Bull Durham or Major League !
THE Dude IS LEGIT

Each of these project components adds interest and marketability and creates enormous potential for earned media to create a large, intrigued, and engaged audience.

THE MOVIE

Thanks to help from the Baseball Gods, a 50-year-old pitcher makes his professional debut 30 years after a devastating shoulder injury crushes his dream and creates a dysfunctional relationship with the game.

Dan earns a D-1 baseball scholarship, but a shoulder injury ends his promising pitching career and dream of playing pro ball, leaving him to wonder if he was ever good enough. He returns to adult baseball 30 years later reminding him of his passion and love of the game. ***Playing awakens a fiery and dysfunctional combination of competitiveness and frustration at being a "coulda-been."***

The Baseball Gods narrate this improbable tale, led by Goldy, an insightful pitching veteran from the Negro Leagues, and Karma, a feisty softball catcher. They discover that Dan's injury was their mistake and must put aside their failed romance to intervene at key points in Dan's life to fix it. As Goldy and Karma wrestle with guilt, forgiveness, and training Earl, a struggling Baseball God, they devise a way for Dan to start on the mound for a team in the Pecos League against 23-year-old studs. ***Can he heal his relationship with the game and finally believe he's "legit" on the field and in his own heart and mind?***

Anyone with an unfulfilled dream – ***especially due to bad luck*** *– can identify with Dan's struggle to make peace with his passion, and the Baseball Gods offer a fresh, comedic angle to this heartwarming true story.*

YOUR NAME IN THE CREDITS

All investors are planned to be recognized in several ways:

- **Name in movie credits.** All investors are planned to be listed under "Thank you to the following fan owners:" banner (listed alphabetically according to height).
- **Certificate of ownership.** Investors can download a PDF certificate of ownership in ***The Dude Is Legit!***
- **Chance to be in the movie!** Receive one entry into a drawing to be an on-set extra in the film! We plan to select 20 investor fans for this opportunity - two are planned to be expenses-paid.

For more information, visit the movie website here.

SUCCESS TO DATE

The Dude Is Legit! has won "Best of" at three recent industry film competitions:


Best Original Screenplay
Zepstone International Film Awards
2023
Best Feature Script
Oniros Film Awards® - New York
2022
Best Long Form Screenplay
INFLUX Film Awards
2022

AN INNOVATIVE MODEL

The traditional model for moviemaking in Hollywood is that a few, well-insulated movie executives make the decisions on what stories get made. They make one big bet (investment), hoping they can find an audience.

However, it is widely reported that 80% of studio films fail to make a profit, often because the studios don't know what audiences want (Forbes). This makes them .200 hitters!

The Dude Is Legit! aims to flip this model. Instead of a project in search of story and audience, we're starting with an aligned story and audience. Rather than a few people making one large bet, we're inviting baseball fans to each make a small bet on a project that resonates with them. These fan investors become the film's biggest cheerleaders helping grow a large audience.



EXECUTIVE SUMMARY
The Power of "FAN OWNED"
Life is not a spectator sport. If you're going to spend your whole life in the grandstand just watching what goes on, in my opinion you're wasting your life.
JACKIE ROBINSON
Traditional Model
Studio
$
Creative Team
Script
Distributor
Audience
ONE BIG bet: I hope I can find an audience
Watch what's GIVEN to us
80% of studio movies fail
BECAUSE
They don't know what we want!
SO, WE ...
Studio execs are .200 hitters
Fan-Owned Model
Script
Audience
$$$$$$ $$$$$$
Creative Team
Distributor
Engaged investors help GROW the audience
THOUSANDS of SMALL bets: WE believe people like US will enjoy this unique story!
Chosen for ability and enthusiasm to create a baseball movie
Enjoy a baseball movie that WE OWN
© 2023 LegitDude21, LLC

THE CREATIVE TEAM

Having a great director, producers and cinematographer is essential to a film's success. The goal of ***The Dude is Legit!*** is to have a creative team chosen for both storytelling ability AND enthusiasm to bring this funny, heartwarming story to life. We plan to continue discussions and interviews with directors through this initial equity crowdfunding phase of the project. Here's what we're looking for:

Director. *Make us feel the highs and lows.* An experienced artist with skill in showing the depth of characters and their emotional arcs. A visionary with an eagerness and ability to collaborate with other talent to tell a compelling story. Love of baseball is essential; thorough understanding of the game is desired.

Producer(s). *Enhance the wonderment of the story.* Experience with CGI and SFX may be essential to highlight the mystery and uniqueness of the Baseball Gods. Skilled project managers and problem solvers, producer(s) may have the knowledge, experience, and network to guide the project from pre-production through distribution. Love of baseball is essential; thorough understanding of the game is desired.

Cinematographer. *Push the envelope.* Use unique camera angles, lighting, and camera movement to punctuate action and character development. Use drones and other technology to create baseball action that connects the audience to the romance of the game.

Baseball Advisory Team. *Put the audience in the dugout.* A team of current and / or former players can ensure the authenticity of the baseball action. They plan to train actors on baseball skills and source talent for baseball scenes / extras / stunts.


THE MOVIE AND THE TALENT
Creative Teams
If the human body recognized agony and frustration, people would never run marathons, have babies, or play baseball.
CARLTON FISK
CREATIVE TEAM: The plan is to choose them for both creative ability AND enthusiasm to bring this funny, heartwarming story to life. The goal is to push the envelope, make us feel the highs and lows, and enhance the wonderment of the story.
BASEBALL ADVISORY TEAM. The plan is for a team of current and/or former players to authenticate the baseball action and put the audience in the dugout. They plan to train actors on baseball skills and to source talent for baseball scenes / extras / stunts.
© 2023 The Dude is Legit, LLC
THE Dude IS LEGIT

MARKET

Baseball fans LOVE their game and are a massive demographic that's easy to identify and reach. **They self-identify, configuring their social media and news feeds for the latest info on players, games, trivia, and history.** They wear baseball apparel with pride and attend games as players, parents of players, and fans of college and professional teams.


MARKETING TO AN AUDIENCE
Baseball Fans:
A Niche, But Large Market
Life is not a spectator sport. If you're going to spend your whole life in the grandstand just watching what goes on, in my opinion you're wasting your life.
JACKIE ROBINSON
• Baseball fans LOVE their game and are a large and easily-accessible demographic
Fans of the game – United States
1. ~64.5 million = MLB attendance in 2022 (MLB, ESPN)
2. ~2.8 million = average daily viewers on MLB regional sports networks (MLB)
3. 133 Million Americans 18+ describe themselves as avid or casual fans. 68% of men and 43% of women (Statista, US Census)
4. ~30 million parents of youth baseball and softball players (USA Today)
5. ~12.5 million fans play fantasy baseball (Statista, 2022)
Active in the game – US players (estimates)
• Adult baseball 150,000
• High School baseball 450,000
• High School softball 362,000
• College baseball 48,400
• College softball 31,700
• Slow pitch softball 6,010,000
Active in the game – US coaches (estimates)
• High school baseball and softball >85,000
• Youth baseball ~345,000
THE Dude IS LEGIT

MOVIE BUDGET

The current planned budget for the movie project is between $8MM and $10MM.


BUDGET / INVESTMENT REQUIRED
Budget
Every strike brings me closer to the next home run.
BABE RUTH
THE Dude IS LEGIT

Cost Category	Target
Above-the-line production	\$3 – \$4 MM
• Below-the-line production • Contingency, insurance, marketing, etc.	\$5 – \$6 MM
Total *Amount before potential state incentives*	**\$8 – \$10 MM**

• Expense category estimates from line producer's script breakdown
• Variables include cost for lead talent, marketing and locations

Budget variables include costs for lead talent, marketing, and locations.

Costs may be offset by state and local incentive programs that could vary between 20% to 40%.

The plan is for the creative team (once onboard) and executive producer to decide upon (finalize) the variables to determine a working budget.

THE TRUE STORY

Dan Clemens: Chasing the Dream





In June 2019 Dan got the call every baseball player dreams of: "You want to come play pro ball?"

For Dan, the call was 30 years late, three decades after a devastating shoulder injury and three surgeries ended his promising D-1 pitching career.

A few days later he took the mound for the Tucson Saguaros of the independent Pecos League against 23-year-olds fresh from D-1 and D-2 programs and several previous MLB draftees working their way back to affiliated ball.

Despite the age difference, Dan took a shutout into the fifth inning, prompting his youthful teammates to exclaim: THE DUDE IS LEGIT!

The True Story

> *Never let the odds keep you from pursuing what you know in your heart you were meant to do.*
>
> SATCHEL PAIGE

PECOS

Dan Clemens made his professional debut for the Tucson Saguaros of the Pecos League in June 2019.

Not affiliated with MLB, the roster of independent league teams features undrafted free agents and players previously drafted and released by major league teams.

The Numbers

- Pitched in 4 games in 2019
- 8.1 innings pitched, 3BB, 4K
- 3.24 ERA
- Oldest "active" player in professional baseball in 2019



Dan Clemens strikes out "Thor" ... moments later ... The Dude Is Legit!

The Dude is Legit

The experience was a highlight of Dan's career, but many of his most memorable and meaningful experiences in the game have come as high school coach (five years) and youth coach (11 years). He's also played in competitive adult leagues for more than 20 years, pitching on four national championship teams.

After telling this story to hundreds of friends (really anyone who would listen), he and his sister Laurie co-wrote the movie script ***The Dude Is Legit!***. The screenplay is true to Dan's story and shows his dysfunctional relationship with the game: He couldn't be away from the game he loved, but being close to it reminded him of what he lost in college. His story brings out themes of following your passion, aging, and unconditional love.

The script also highlights the important role the Baseball Gods play in the game, ensuring **"everybody gets what's comin' to 'em."** They comically narrate the story, realizing that Dan's college injury was their mistake and have to figure out a way to make things right.

How else do you explain a 51-year-old making his professional debut?

Have you had experience with the Baseball Gods?

PREVIOUS BASEBALL MOVIES

Over the past three decades many good baseball movies have been made. It's time for another that tells a heartwarming story in a unique way.

**All figures are in actual dollars (non-adjusted) from IMDB.


MARKETING TO AN AUDIENCE
THE Dude IS LEGIT

Baseball Films:
A Niche, But Large Market

> *In baseball, it doesn't matter if you're tall, skinny, fat, whatever. If you really have talent and you really love to play, I feel like you can make it.*
>
> JOSE ALTUVE

Million Dollar Arm


May 16, 2014
Gross (US & Canada) $36,457,627
Gross (World) $38,483,455

Trouble with the Curve


September 21, 2012
Gross (US & Canada) $35,763,137
Gross (World) $48,963,137

Fever Pitch


April 8, 2005
Gross (US & Canada) $42,071,069
Gross (World) $50,605,163

42


April 12, 2013
Gross (US & Canada) $95,059,709
Gross (World) $97,510,197

Moneyball


September 23, 2011
Gross (US & Canada) $75,605,492
Gross (World) $110,206,216

Mr. 3000


September 17, 2004
Gross (US & Canada) $21,811,187
Gross (World) $21,839,377

Baseball films have grown in financial strength internationally in the Americas, Japan, Korea and Taiwan.


MARKETING TO AN AUDIENCE
THE Dude IS LEGIT

Baseball Films:
A Niche, But Large Market

> *There is no time to fool around when you practice. Every drill must have a purpose.*
>
> ALBERT PUJOLS

Bad News Bears


July 22, 2005
Gross (US & Canada) $32,868,349
Gross (World) $34,252,848

The Rookie


March 29, 2002
Gross (US & Canada) $75,600,072
Gross (World) $80,693,537

For the Love of the Game


September 17, 1999
Gross (US & Canada) $35,188,640
Gross (World) $46,112,640

The Bad News Bears


April 7, 1976
Gross (US & Canada) $32,211,330
Gross (World) $32,211,330

Hardball


September 14, 2001
Gross (US & Canada) $40,222,723
Gross (World) $44,102,389

Angels in the Outfield


July 15, 1994
Gross (US & Canada) $50,236,831
Gross (World) $50,236,831

MLB Strike of 1994-95 stunted the growth of the game and paused development of baseball films


MARKETING TO AN AUDIENCE
THE Dude IS LEGIT

Baseball Films:
A Niche, But Large Market

> *It's hard to beat a person who never gives up.*
>
> BABE RUTH

Major League II


March 30, 1994
Gross (US & Canada) $30,626,182
Gross (World) $30,626,182

The Sandlot


April 7, 1993
Gross (US & Canada) $32,950,136
Gross (World) $34,348,443

A League of Their Own


July 1, 1992
Gross (US & Canada) $107,533,928
Gross (World) $132,440,069

Major League


April 7, 1989
Gross (US & Canada) $49,797,148
Gross (World) $49,797,148

Mr. Baseball


October 2, 1992
Gross (US & Canada) $20,883,046
Gross (World) $20,883,046

Field of Dreams


May 5, 1989
Gross (US & Canada) $64,431,625
Gross (World) $84,431,625


MARKETING TO AN AUDIENCE
Baseball Films:
A Niche, But Large Market
You spend a good piece of your life gripping a baseball and in the end, it turns out that it was the other way around all the time.
JIM BOUTON
Bull Durham
June 15, 1988
Gross (US & Canada) $50,888,729
Gross (World) $50,888,729
The Natural
May 11, 1984
Gross (US & Canada) $47,951,979
Gross (World) $47,951,979
Documentary: An explosion of baseball documentaries in the last 5-7 years reinforces the audience appeal of baseball genre and opens the door to a unique true-story narrative.
Sports Narrative: Sports films are increasing in popularity, especially those that have strong underlying human drama.
American Underdog (Football)
King Richard (Tennis)
The Way Back (Basketball)
Dream Horse (Horseracing)
Creed (Boxing)
Ford vs. Ferrari (Auto racing)
Series: The Amazon Series, A League of Their Own (2022), has broad gender appeal, with strong women characters, cast and direction.
THE Dude IS LEGIT

Don't you wish you could have owned a piece of one of these baseball films?

You DO have a chance with the next one – Invest now!

TEAM



Dan Clemens

Executive Producer, Co-writer

Dan is a project manager, business consultant, and professional writer, winning multiple awards for his first screenplay, ***The Dude Is Legit!***. A veteran of several Fortune 500 companies as employee and consultant, Dan has mastered the art of corporate storytelling, helping leaders and employees communicate more effectively up, down and across the organization. He's managed communications and change management aspects of complex, multi-million dollar projects and initiatives in both the public and private sectors. Dan authored the book ***A Perfect Season: A Coach's Journey to Learning, Competing, and Having Fun in Youth Baseball***. A former D-1 pitcher, Dan has coached high school baseball and several youth sports. Dan has a Master of Humanities degree from the University of Colorado at Denver. His undergraduate work is in Speech Communication at Colorado State University.



Don Robinson

Advisor, Business Strategy

Don is an advisor and business consultant to the project. An avid baseball fan, Don is founder and CEO of Metre22, a business strategy consulting firm. In addition to working with many US, Canada and Europe-based enterprise clients, Don is also an entrepreneur and serves as a board member for several successful startups and one publicly traded electronics manufacturing firm. He has served on the board for the Chicago and North Texas Chapters of the National Association of Corporate Directors, a national organization focused on providing information and education to directors of corporate and not-for-profit organizations. He has taught MBA level classes as an adjunct faculty member at SMU's Cox School of Business. Don holds an MBA from the University of Dallas and a Bachelor of Science in Engineering from Texas A&M University. His specialties include leading complex initiatives, corporate strategy, merger & acquisition integration, leading diverse teams, building companies for sustained profitable growth.



David Hierholzer

Lead Financial Advisor

David Hierholzer is contributing to the production company in a financial advisory role. He has 30 years of experience in accounting, finance, financial analysis, budgeting, and cash forecasting in the private sector. He currently is the CFO for a software company based in Austin, TX. David played baseball at Kansas State University and after being drafted by the Kansas City Royals, he pitched professionally at the A level for two seasons. He has degrees in finance and management from Kansas State.



Laurie Clemens-Maier

Co-writer

A Colorado native, Laurie is an award-winning writer and actor. Her script, *I Met Her at Birkenau*, won Best Feature Screenplay at the Golden Pen Script Awards and features strong female characters discovering what they're willing to do to stay alive. *A Lily So Fair*, co-written with Dennis Crowder, a finalist in The Monthly Film Festival, shows another strong female protagonist struggling to survive at the turn of the century Chicago. *Pink Boa* is an insightful and disturbing look at sex trafficking told from the female perspective. Laurie has also written, produced, and acted in several shorts, including her directorial debut in *Deadvolt*, and is female lead in the series *Confluence*. A teacher for 30 years, Laurie taps her passions for history and current events for her feature screenplays on historical subjects. An avid reader, she also was a high school gymnast and played softball.

USE OF PROCEEDS

If the offering's maximum amount of $1,235,000 is raised:

Use	Value	% of Proceeds
Key talent/creative team	$250,000	20.2%
Movie production	$904,485	73.2%
Accounting, legal, admin	$20,000	1.6%
Intermediary fees	$60,515	4.9%

TERMS

This is an offering of Class A Units, under registration exemption 4(a)(6), in LegitDude21 LLC, doing business as The Dude Is Legit!. This offering must raise at least $10,000 by September 29, 2023 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. The Dude Is Legit! may issue additional securities to raise up to $1,235,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

6,488,000 units
× $1.25 per unit

$8,110,000 implied valuation

FINANCIALS

The Dude Is Legit!'s official name is LegitDude21 LLC, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Jul 14, 2023 • Primary offering of 988,000 units at $1.25

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